FORM 8-K


               SECURITIES AND EXCHANGE COMMISSION

                     WASHINGTON, D.C.  20549

                         CURRENT REPORT


             Pursuant to Section 13 or 15(d) of the
                 Securities Exchange Act of 1934


                Date of Report:  August 19, 1994
                (Date of earliest event reported)


                 NATIONAL CITY BANCSHARES, INC.
     (Exact name of registrant as specified in its charter)



    INDIANA                  0-13585               35-1632155
(State or other            (Commission           (IRS Employer
jurisdiction of            File Number)       Identification No.)
incorporation)


 227 Main Street, P.O. Box 868, Evansville, Indiana  47705-0868
            (Address of principal executive offices)


Registrant's telephone number, including area code:  812-464-9800


Former name or former address, if changed since last report:  N/A


Date of Report:  August 19, 1994

Pursuant to Section 13 or Section 15(b) of the Securities and
Exchange Act of 1934, Registrant hereby makes current report regarding the following event:

                     ITEM 5.  OTHER EVENTS.

          On August 19, 1994, the Registrant entered into a letter of intent with White County Bank, Carmi, Illinois, which contemplates the purchase of White County Bank, Carmi, Illinois, by the Registrant. The letter of intent conditions the transaction upon the following: (1) completion of due diligence review; (2) the preparation and execution of a formal definitive agreement; (3) the approval of all applicable regulatory authorities; and (4) the approval of the shareholders of White County Bank.

          The closing date of this acquisition is
     anticipated to be during the first half of 1995. This acquisition is to be structured as an affiliation, involving the exchange of stock accounted for as a pooling of interests.

          White County Bank is a banking corporation incorporated under the laws of the State of Illinois in 1904. As of June 30, 1994, White County Bank had total assets of $65,477,000 and equity capital of $6,918,000.

          The letter of intent entered into between the parties initially contemplates a purchase by exchanging 264,000 shares of the Registrant's common stock for all shares of White County Bank stock. The value of each Registrant share will be the weighted average high and low price as reported by the Nasdaq National Market System for the ten business days immediately preceding the effective date of the merger. Such share value shall not be less than $38.00, nor more than $48.00. Should such share value be outside these parameters, the purchase price may be renegotiated. Based upon the closing price of the Registrant's common stock on August 18, 1994, the transaction is valued at $11,352,000.

          It is not anticipated that the Registrant will elect to borrow funds in connection with this acquisition. However, if the Registrant does elect to borrow, the source of these funds will be the Registrant's affiliate's correspondent bank.

          There currently exists no material relationships between the Registrant and White County Bank, including any director, officer, or affiliate relationships between the Registrant and the two organizations.

                            SIGNATURE

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                   NATIONAL CITY BANCSHARES, INC.



Date:  August 19, 1994             /s/ HAROLD A. MANN
                                   Harold A. Mann
                                   Secretary/Treasurer